Exhibit 99.1

DATE: Nov. 7, 2013

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Announces Third-Quarter 2013 Results

TULSA, Okla. – WPX Energy (NYSE:WPX) today announced its unaudited results for the third quarter of 2013. Items driving the company’s operations and financial performance include:

•	Initial Niobrara well hits 2 Bcf in cumulative production; 2nd Niobrara well continues impressive results

•	Company stems gas production decline; sequential quarter gas volumes higher

•	Oil production at all-time high; Bakken oil up 46% vs. 3Q last year

•	Bakken oil volumes on track for year-end exit rate of 15,000 bbl/d

•	First nine San Juan Gallup oil wells average initial flow rate of 728 boe/d

•	3Q results negatively impacted by lower natural gas price realizations

•	Other items negatively affecting 3Q include an impairment, litigation accrual and tax provisions

CEO PERSPECTIVE

“During the third quarter, WPX made progress on expanding the foundation to create shareholder value. Our oil production is at an all-time high. Our natural gas production grew. We continue to achieve lower costs in the Bakken. And we advanced our Niobrara and Gallup discoveries, providing additional long-term growth potential,” said Ralph A. Hill, WPX’s president and chief executive officer.

“As promised, the Piceance production decline has been arrested and volumes are beginning to grow again. Bakken oil volumes are on track to grow 25 to 30 percent, with an exit rate of 15,000 barrels per day at the end of the year. And production in the San Juan Gallup Sandstone is on track to meet a year-end target of 3,400 barrels of oil equivalent per day – 70 percent of which is oil.

“WPX’s results this year continue to build the foundation for 2014 and beyond. We have a strong portfolio with attractive projects.

“As we have stressed in the past, we remain committed to optimizing our portfolio over time. Our strategy is to be discerning with capital, focusing on our highest-return basins. The Bakken and the Gallup oil plays, as well as our liquids-rich Piceance position, currently generate the most attractive returns. We are also advancing the delineation of our significant Piceance Niobrara discovery as fast and prudently as possible,” Hill said.

“Operationally, our base business is performing very well across all of our basins, with the exception of delays associated with third-party infrastructure in the Marcellus. While we achieved 40 percent growth in the Marcellus, we had expected greater production at this point. We are very efficient in the basin with our costs and operations, but are disappointed by the infrastructure constraints in our area.

“In light of the persisting infrastructure constraints, our 2014 capital budget will allocate minimal capital to our Marcellus position. We are confident we will be able to hold all of our economic acreage by amending and extending our current leases, requiring limited incremental investment in the region.

“As always, we will continue to reassess our plans in light of changing market conditions, infrastructure development and capital availability,” Hill said.

“Our quarterly results are also impacted by lower price realizations, due in part to a legacy 2009 sales agreement where we receive Appalachia pricing for 200 million gross cubic feet per day of our Rockies production. That gas is transported on the Rex pipeline under an agreement with a firm shipper. The contract expires in November 2014, at which point our revenues should improve by $80 million to $100 million on an annualized basis.

“We expect 2013 capital spending to come in at our $1.2 billion guidance level. Due to the Marcellus infrastructure problems, production volumes are expected to come in at the lower end of the 2013 forecast range,” Hill said.

NIOBRARA SHALE UPDATE

Over its first 10 months, WPX’s initial Niobrara Shale discovery well has produced 2 billion cubic feet of natural gas. The discovery well is currently producing at a rate of 3.5 MMcf/d at a flowing tubing pressure of 1,950 pounds per square inch (psi).

WPX’s second Niobrara well was completed at the end of September, posting an initial rate of 11.8 MMcf/d at a flowing casing pressure of 5,700 psi. With a reservoir pressure of 8,300 psi, the well found pressure gradients of 0.94 psi/foot that were even higher than the initial discovery well, despite being in a shallower part of the basin.

The second Niobrara well is three miles to the southeast of the initial discovery well, where the Niobrara formation is shallowest on the company’s acreage. It was drilled to a total vertical depth of 9,062 feet with a 4,883-foot horizontal lateral. Completion operations included 19 frac stages.

The Unconventional Oil & Gas Center ranks WPX’s initial discovery well as the No. 1 Niobrara Shale producing well in the United States. WPX’s latest well ranks No. 2.

A third Niobrara horizontal well was drilled during July and August, located approximately 2,000 feet to the west of WPX’s initial discovery well. This well will be sidetracked due to a casing failure that occurred before completion operations could be commenced.

Drilling on the company’s next two Niobrara wells is starting. A vertical delineation well located 12 miles to the east of the discovery well was spud on Nov. 5. A horizontal step-out located three miles north of the discovery well is scheduled to spud this weekend. The vertical well marks an acceleration of WPX’s delineation work. The well was originally scheduled for 2014.

As previously announced, WPX plans to more than double its Niobrara drilling in 2014, with 10 to 12 wells expected. Combined with previous Niobrara activity, this will serve to delineate 80 percent of WPX’s Valley acreage.

GALLUP OIL UPDATE

WPX has now drilled and completed a total of nine Gallup Sandstone oil wells in the San Juan Basin’s Mancos formation, including the four exploratory wells. Another two wells are expected to begin production in the next week. Another well is currently being drilled.

The company’s initial estimate of resource potential is approximately 66 million barrels of oil equivalent. WPX has 31,000 net acres under lease and expects to acquire additional acreage.

WPX’s nine Gallup oil wells have flowed – on average – at an initial rate of 611 barrels of oil per day, or 728 barrels per day on an equivalent basis. The production stream is approximately 70 percent oil and 30 percent natural gas.

The company expects to have a year-end 2013 Gallup oil exit rate of 2,388 bbl/d, or 3,400 bbl/d on an equivalent basis. WPX plans to more than double its Gallup oil drilling in 2014 with 37 wells expected next year. WPX expects the new activity to drive a 2014 exit rate of 6,620 bbl/d, or 8,400 bbl/d on an equivalent basis.

WPX is now on pace to drill a total of 15 Gallup Sandstone wells during 2013, which is ahead of its original plan to drill a total of 12 to 14. Drilling activities in this area of the San Juan Basin are not subject to seasonal closures.

WPX based its 2013 plan for the Gallup Sandstone on a 28-day drilling schedule for each well. The company’s four most recent development wells were drilled in an average of 17 days. WPX’s fastest Gallup well was drilled in just 14.6 days – more than twice as fast as the company’s first Gallup well.

The company’s Gallup Sandstone wells – on average – have been drilled to a total depth of 5,400 feet, with horizontal laterals averaging 4,300 feet. WPX receives a WTI price minus a differential of $11.50 per barrel.

THIRD-QUARTER FINANCIAL RESULTS

WPX reported an unaudited net loss from continuing operations attributable to WPX Energy of $114 million for third-quarter 2013, or a loss of $0.57 per share on a diluted basis, compared with a net loss of $66 million, or a loss of $0.33 per share, in the same period a year ago.

Third-quarter 2013 results were negatively impacted by overall lower price realization (including hedges) for natural gas, a $19 million impairment charge related to the company’s costs of acquired unproved reserves, a $9 million tax provision related to the increase in a valuation allowance on certain state deferred tax assets, a $7 million litigation accrual and a $6 million impact from changes to Argentine tax law affecting WPX’s investment in Apco Oil and Gas International.

On the impairment, WPX’s accounting for costs of certain acquired unproved reserves is based on discounted cash flows. As a result, declines in forward commodity prices can drive further impairment regardless of whether there was a change in the underlying reserve estimates.

For the first nine months of 2013, WPX reported an unaudited net loss from continuing operations attributable to WPX Energy of $212 million, or a loss of $1.06 per share on a diluted basis, compared with net loss of $140 million, or a loss of $0.70 per share, for the same period in 2012.

WPX had an adjusted loss from continuing operations of $83 million, or a loss of $0.41 per share on a diluted basis, for third-quarter 2013, compared with an adjusted loss from continuing operations of $47 million, or a loss of $0.23 per share, for the same period in 2012. A reconciliation accompanies this press release.

For the first nine months of 2013, WPX had an adjusted loss from continuing operations of $178 million, or a loss of $0.89 per share on a diluted basis, compared with an adjusted loss from continuing operations of $84 million, or a loss of $0.42 per share, for the first nine months of 2012. A reconciliation accompanies this press release.

The adjusted loss from continuing operations for the third-quarter and year-to-date results excludes unrealized mark-to-market gains (losses), a $19 million impairment charge, a $7 million litigation accrual and a $6 million impact from changes to Argentine tax law affecting WPX’s investment in Apco Oil and Gas International.

Consolidated oil revenues increased 55 percent quarter-over-quarter, natural gas revenues decreased 24 percent and natural gas liquids (NGL) revenues decreased 12 percent.

The domestic net realized average price for natural gas excluding hedge impact was $2.72 per Mcf in third-quarter 2013, up 20 percent from $2.26 per Mcf a year ago. The 2012 period also benefitted from $107 million in realized gains on derivatives designated as hedges, or an additional $1.09 per Mcf.

The net realized average price for domestic oil was $97.91 per barrel in third-quarter 2013, an increase of 19 percent from $82.31 per barrel a year ago. The 2012 period is inclusive of hedges.

The domestic net realized average price for NGL was $31.19 per barrel in third-quarter 2013, up 28 percent from $24.43 per barrel a year ago.

ADJUSTED EBITDAX

WPX’s adjusted EBITDAX (a non-GAAP measure) for third-quarter 2013 was $174 million, compared with $230 million for the same period a year ago.

The primary factors contributing to the quarter-over-quarter decrease in adjusted EBITDAX were lower revenues (inclusive of hedges) for both natural gas and NGL, partially offset by higher domestic oil revenues.

For the first nine months of 2013, WPX’s adjusted EBITDAX was $587 million, compared with $744 million for the first nine months of 2012.

EBITDAX (non-GAAP)	Third Quarter		YTD
	2013	2012	2013	2012
	millions	millions	millions	millions
Net income (loss)	($116)	($61)	($207)	($107)
Interest expense	$28	$25	$82	$77
Provision (benefit) for income taxes	($32)	($28)	($84)	($71)
Depreciation, depletion and amortization	$241	$243	$699	$719
Exploration expenses	$21	$22	$60	$60

EBITDAX	$142	$201	$550	$678

Impairments	$19	—	$19	$117
Net (gain) loss on derivatives not designated as hedges	$15	$22	$31	($63)
Realized gain (loss) on derivatives not designated as hedges	($2)	$9	($13)	$35
(Income) loss from discontinued operations	—	($2)	—	($23)

Adjusted EBITDAX	$174	$230	$587	$744

EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses. Adjusted EBITDAX includes adjustments for impairments, net gain (loss) on derivatives not designated as hedges, realized gain (loss) on derivatives not designated as hedges and discontinued operations.

WPX believes that these non-GAAP measures provide useful information regarding its ability to meet future debt service, capital expenditures and working capital requirements.

PRODUCTION

WPX’s overall domestic and international production in third-quarter 2013 was 1,267 MMcfe/d, marking a return to increased volumes in sequential periods for the first time since second-quarter 2012.

Total natural gas production of 1,012 MMcf/d in third-quarter 2013 decreased 6 percent vs. the prior-year period, but increased vs. the most recent quarter, arresting a production decline after WPX deployed two additional rigs in the Piceance in mid-year.

Oil production in the Williston Basin jumped 46 percent to an average of 13,980 barrels per day in the third-quarter vs. 9,600 barrels per day in the same period a year ago. Additionally, WPX had 990 barrels per day in the 2013 quarter that were in-transit by rail and barge shipments awaiting final delivery. These barrels are not included in third-quarter 2013 production.

The company’s overall third-quarter NGL production was approximately 20,000 barrels per day, down 6 percent vs. the most recent quarter and down 30 percent vs. a year ago. WPX’s ethane recovery rate in third-quarter 2013 was 35 percent vs. 75 percent a year ago.

Average Daily Production	3Q			2Q	Sequential
	2013	2012	Change	2013	Change
Natural gas (MMcf/d)
Piceance Basin	603	652	-8%	592	2%
Appalachian Basin	91	65	40%	85	7%
Powder River Basin	173	203	-15%	179	-3%
San Juan Basin	117	128	-9%	122	-4%
International	19	20	-5%	18	6%
Other	9	10	-10%	11	-18%

Subtotal (MMcf/d)	1,012	1,078	-6%	1,007	0.5%

Oil (Mbbl/d)
Williston Basin	14.0	9.6	46%	12.3	14%
San Juan Basin	1.1	—	NM	0.5	120%
Piceance Basin	1.7	2.0	-15%	2.0	-15%
International	5.3	6.2	-15%	6.1	-13%
Other	0.3	0.1	200%	0.3	—

Subtotal (Mbo/d)	22.4	17.9	25%	21.2	6%

NGLs (Mbbl/d)
Piceance Basin	18.4	27.5	-33%	19.7	-7%
International	0.5	0.5	0%	0.5	0%
Other	1.2	0.9	33%	1.1	9%

Subtotal (Mbbl/d)	20.1	28.9	-30%	21.3	-6%

Total Production (MMcfe/d)	1,267	1,359	-7%	1,262	0.4%

EXPENSES

WPX’s domestic expenses were approximately 4 percent higher in third-quarter 2013 than the same period in 2012, primarily driven by a $19 million impairment to costs of acquired unproved reserves due to a decrease in forward gas prices, higher domestic lease and facility operating expenses, higher operating taxes and a $7 million litigation accrual. Partially offsetting these increases was $18 million in lower gathering, processing and transportation expense.

WPX’s domestic lease and facility operating expenses in third-quarter 2013 were $74 million vs. $60 million in third-quarter 2012. The increase is primarily attributable to an increase in production in the Williston Basin and increased water disposal costs.

Domestic gathering, processing and transportation charges were $106 million in third-quarter 2013 vs. $124 million in third-quarter 2012.

One of the drivers behind the 15 percent decrease is the effect of favorable contract terms for gathering and processing services in the Piceance, partially offset by the $6 million impact of costs associated with the transportation of Williston production to locations outside the basin offering higher prices for oil.

Also included in third-quarter 2013 gathering, processing and transportation charges is a $13 million year-to-date downward adjustment in gathering, processing and transportation charges related to the reporting of certain costs in prior quarters. This adjustment is offset in revenues.

Taxes other than income for domestic operations in third-quarter 2013 were $30 million vs. $17 million in third-quarter 2012, driven by higher commodity prices excluding hedges and an increase in Williston Basin production.

CASH AND LIQUIDITY

Net cash provided by operating activities for the first nine months of 2013 was $518 million, including $231 million in the third quarter.

At September 30, 2013, WPX had approximately $58 million in unrestricted domestic cash and cash equivalents and $50 million in international cash.

The company’s domestic liquidity at the end of third-quarter 2013 was approximately $1.3 billion after drawing $270 million from its $1.5 billion revolving credit agreement during the first nine months of the year.

DEVELOPMENT AND INVESTING ACTIVITY

For the first nine months of 2013, WPX made approximately $843 million of capital investments, including $295 million in the third quarter. For full-year 2013, WPX expects its capital spending to come in at its $1.2 billion plan.

For the first nine months of 2013, WPX domestic operations participated in 320 gross (249 net) wells, including 99 gross (71 net) in the third quarter. These figures represent the number of wells that were completed and began commercial delivery of production.

Highlights for the company’s operated wells in its core areas are provided below. The balance of gross (net) wells is accounted for in non-operated interests, as well as WPX’s own properties in the San Juan and Powder River basins.

In the Piceance Basin, WPX completed 53 gross (49 net) wells in third-quarter 2013, for a total of 192 gross (183 net) in the first nine months of the year. The company deployed seven rigs on its Piceance acreage during the third quarter.

In the Williston Basin, WPX completed 13 gross (9 net) wells during the third quarter, for a total of 34 gross (25 net) for the first nine months of the year. This marks the largest quarterly number of Williston completions for WPX this year, with eight of the 13 completions located in the Three Forks formation.

During the quarter, WPX began to test a new completion design in the Williston based on infill density project results. The design includes additional stages and slower pump rates to further stimulate the reservoir along the horizontal lateral. Results are expected early next year.

In the Appalachian Basin, WPX completed 7 gross (4 net) wells during the third quarter, and a total of 24 gross (18 net) for the first nine months of 2013. The company has one rig deployed in the Appalachian Basin, located in north Westmoreland County.

FOCUSING THE WPX PORTFOLIO

Subsequent to the close of the third quarter, WPX completed the sale of deep rights on approximately 140,000 net acres in Wyoming’s Powder River Basin for $40.1 million.

Additionally, WPX continues to consider the disposition of its interests in Apco Oil and Gas International, Inc. (NASDAQ:APAGF). WPX holds an approximate 69 percent controlling equity interest in Apco, which owns oil and gas interests in Argentina and Colombia. WPX has retained financial advisors to support this process.

TODAY’S CONFERENCE CALL

WPX management will discuss its third-quarter results today during a webcast starting at 10 a.m. Eastern. Participants are encouraged to access the event and the corresponding slides at www.wpxenergy.com.

A limited number of phone lines also will be available at (877) 280-4953. International callers should dial (857) 244-7310. The conference identification code for both phone numbers is 13852258. A replay will be available on the company’s website for one year following the event.

Form 10-Q

WPX plans to file its third-quarter Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on both the SEC and WPX websites.

About WPX Energy, Inc.

WPX Energy is an exploration and production company focused on developing its significant oil and gas reserves, particularly in the Piceance, Williston and Appalachian basins. WPX also has domestic operations in the San Juan and Powder River basins, as well as a 69 percent interest in Apco Oil and Gas International. Go to http://www.wpxenergy.com/investors.aspx to join our e-mail list.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines“possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	YTD
Revenues:
Product revenues:
Natural gas sales	$357	$312	$331	$364	$1,364	$267	$316	$252	$835
Oil and condensate sales	106	122	118	145	491	139	151	183	473
Natural gas liquid sales	93	78	65	63	299	54	58	57	169

Total product revenues	556	512	514	572	2,154	460	525	492	1,477
Gas management	337	187	186	239	949	261	205	176	642
Net gain (loss) on derivatives not designated as hedges	14	71	(22)	15	78	(94)	78	(15)	(31)
Other	3	5	(1)	1	8	4	7	5	16

Total revenues	910	775	677	827	3,189	631	815	658	2,104

Costs and expenses:
Lease and facility operating	67	67	68	81	283	75	73	82	230
Gathering, processing and transportation	135	120	124	127	506	107	111	106	324
Taxes other than income	30	25	23	33	111	35	36	36	107
Gas management, including charges for unutilized pipeline capacity	355	194	200	247	996	243	222	201	666
Exploration	19	19	22	23	83	19	20	21	60
Depreciation, depletion and amortization	228	248	243	247	966	231	227	241	699

Impairment of producing properties and costs of acquired unproved reserves	52	65	—	108	225	—	—	19	19
General and administrative	68	71	67	81	287	72	74	68	214
Other-net	5	(2)	5	4	12	7	1	10	18

Total costs and expenses	959	807	752	951	3,469	789	764	784	2,337

Operating income (loss)	(49)	(32)	(75)	(124)	(280)	(158)	51	(126)	(233)

Interest expense	(26)	(26)	(25)	(25)	(102)	(26)	(28)	(28)	(82)
Interest capitalized	2	3	2	1	8	1	1	2	4
Investment income and other	10	8	7	5	30	7	9	4	20

Income (loss) from continuing operations before income taxes	$(63)	$(47)	$(91)	$(143)	$(344)	$(176)	$33	$(148)	$(291)
Provision (benefit) for income taxes	(25)	(18)	(28)	(40)	(111)	(63)	11	(32)	(84)

Income (loss) from continuing operations	$(38)	$(29)	$(63)	$(103)	$(233)	$(113)	$22	$(116)	$(207)
Income (loss) from discontinued operations	(2)	23	2	(1)	22	—	—	—	—

Net income (loss)	$(40)	$(6)	$(61)	$(104)	$(211)	$(113)	$22	$(116)	$(207)
Less: Net income (loss) attributable to noncontrolling interests	3	4	3	2	12	3	4	(2)	5

Net income (loss) attributable to WPX Energy	$(43)	$(10)	$(64)	$(106)	$(223)	$(116)	$18	$(114)	$(212)

Adjusted EBITDAX
Reconciliation to net income (loss):
Net income (loss)	$(40)	$(6)	$(61)	$(104)	$(211)	$(113)	$22	$(116)	$(207)
Interest expense	26	26	25	25	102	26	28	28	82
Provision (benefit) for income taxes	(25)	(18)	(28)	(40)	(111)	(63)	11	(32)	(84)
Depreciation, depletion and amortization	228	248	243	247	966	231	227	241	699
Exploration expenses	19	19	22	23	83	19	20	21	60

EBITDAX	208	269	201	151	829	100	308	142	550
Impairment of producing properties and costs of acquired unproved reserves	52	65	—	108	225	—	—	19	19
Net (gain) loss on derivatives not designated as hedges	(14)	(71)	22	(15)	(78)	94	(78)	15	31
Realized gain (loss) on derivatives not designated as hedges	15	11	9	11	46	9	(20)	(2)	(13)
(Income) loss from discontinued operations	2	(23)	(2)	1	(22)	—	—	—	—

Adjusted EBITDAX	$263	$251	$230	$256	$1,000	$203	$210	$174	$587

WPX Energy, Inc.

Domestic Segment

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr	2nd Qtr	3rd Qtr	YTD
Revenues:
Product revenues:
Natural gas sales	$353	$307	$327	$359	$1,346	$263	$310	$248	$821
Oil and condensate sales	80	95	87	114	376	111	121	154	386
Natural gas liquid sales	92	77	65	62	296	53	58	57	168

Total product revenues	525	479	479	535	2,018	427	489	459	1,375
Gas management	337	187	186	239	949	261	205	176	642
Net gain (loss) on derivatives not designated as hedges	14	71	(22)	15	78	(94)	78	(15)	(31)
Other	3	4	(1)	1	7	1	1	3	5

Total revenues	879	741	642	790	3,052	595	773	623	1,991

Costs and expenses:
Lease and facility operating	61	60	60	70	251	67	63	74	204
Gathering, processing and transportation	135	120	124	125	504	106	110	106	322
Taxes other than income	25	18	17	27	87	29	30	30	89
Gas management, including charges for unutilized pipeline capacity	355	194	200	247	996	243	222	201	666
Exploration	14	16	19	23	72	18	17	21	56
Depreciation, depletion and amortization	222	242	236	239	939	224	217	233	674
Impairment of producing properties and costs of acquired unproved reserves	52	65	—	108	225	—	—	19	19
General and administrative	65	68	64	76	273	69	69	65	203
Other-net	5	—	4	3	12	6	5	7	18

Total costs and expenses	934	783	724	918	3,359	762	733	756	2,251

Operating income (loss)	(55)	(42)	(82)	(128)	(307)	(167)	40	(133)	(260)

Interest expense	(26)	(26)	(25)	(25)	(102)	(26)	(28)	(28)	(82)
Interest capitalized	2	3	2	1	8	1	1	2	4
Investment income and other	2	—	1	—	3	2	2	—	4

Income (loss) from continuing operations before income taxes	$(77)	$(65)	$(104)	$(152)	$(398)	$(190)	$15	$(159)	$(334)

Summary of Production Volumes
Natural gas (MMcf)	101,346	102,163	97,310	96,664	397,483	90,411	90,022	91,392	271,825
Oil (MBbls)	948	1,123	1,076	1,247	4,394	1,242	1,373	1,575	4,189
Natural gas liquids (MBbls)	2,746	2,779	2,613	2,254	10,392	1,907	1,895	1,811	5,613
Combined equivalent volumes (MMcfe)(1)	123,511	125,574	119,443	117,670	486,198	109,303	109,628	111,707	330,638

(1)	Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

Realized average price per unit, including the impact of hedges
Natural gas (per Mcf)	$3.48	$3.01	$3.35	$3.71	$3.38	$2.90	$3.45	$2.72	$3.02
Oil (per barrel)	$84.54	$83.89	$82.31	$90.76	$85.58	$89.77	$87.76	$97.91	$92.17
Natural gas liquids (per barrel)	$33.46	$27.96	$24.43	$28.12	$28.56	$28.21	$30.21	$31.19	$29.85

Expenses per Mcfe
Lease and facility operating	$0.50	$0.47	$0.51	$0.60	$0.52	$0.61	$0.59	$0.65	$0.62
Gathering, processing and transportation	$1.09	$0.95	$1.04	$1.06	$1.04	$0.98	$1.00	$0.94	$0.97
Taxes other than income	$0.20	$0.15	$0.14	$0.23	$0.18	$0.27	$0.27	$0.27	$0.27
Depreciation, depletion and amortization	$1.80	$1.93	$1.98	$2.02	$1.93	$2.04	$1.98	$2.09	$2.04
General and administrative	$0.52	$0.54	$0.53	$0.65	$0.56	$0.62	$0.64	$0.58	$0.61

Unutilized pipeline capacity
Total unutilized pipeline capacity in gas management expense	$11	$12	$12	$11	$46	$13	$14	$17	$44

WPX Energy, Inc.

International Segment

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr	2nd Qtr	3rd Qtr	YTD
Revenues:
Product revenues:
Natural gas sales	$4	$5	$4	$5	$18	$4	$6	$4	$14
Oil and condensate sales	26	27	31	31	115	28	30	29	87
Natural gas liquid sales	1	1	—	1	3	1	—	—	1

Total product revenues	31	33	35	37	136	33	36	33	102
Gas management	—	—	—	—	—	—	—	—	—
Net gain (loss) on derivatives not designated as hedges	—	—	—	—	—	—	—	—	—
Other	—	1	—	—	1	3	6	2	11

Total revenues	31	34	35	37	137	36	42	35	113

Costs and expenses:
Lease and facility operating	6	7	8	11	32	8	10	8	26
Gathering, processing and transportation	—	—	—	2	2	1	1	—	2
Taxes other than income	5	7	6	6	24	6	6	6	18
Gas management, including charges for unutilized pipeline capacity	—	—	—	—	—	—	—	—	—
Exploration	5	3	3	—	11	1	3	—	4
Depreciation, depletion and amortization	6	6	7	8	27	7	10	8	25
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	—	—	—	—	—	—
General and administrative	3	3	3	5	14	3	5	3	11
Other-net	—	(2)	1	1	—	1	(4)	3	—

Total costs and expenses	25	24	28	33	110	27	31	28	86

Operating income (loss)	6	10	7	4	27	9	11	7	27

Interest expense	—	—	—	—	—	—	—	—	—
Interest capitalized	—	—	—	—	—	—	—	—	—
Investment income and other	8	8	6	5	27	5	7	4	16

Income (loss) from continuing operations before income taxes	$14	$18	$13	$9	$54	$14	$18	$11	$43

Summary of Net Production Volumes (1)
Natural gas (MMcf)	1,737	1,726	1,861	1,737	7,061	1,485	1,620	1,707	4,812
Oil (MBbls)	507	562	573	536	2,178	506	553	484	1,543
Natural gas liquids (MBbls)	45	44	45	47	181	42	44	42	128
Combined equivalent volumes (MMcfe)(2)	5,052	5,362	5,569	5,235	21,218	4,775	5,202	4,862	14,839

(1)	Reflects approximately 69 percent of Apco’s production (which corresponds to our ownership interest in Apco) and other minor directly held interests.
(2)	Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

WPX Energy, Inc.

Reconciliation- Adjusted Income (Loss) from Continuing Operations

(UNAUDITED)

	2012					2013
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	YTD
Income (loss) from continuing operations attributable to WPX Energy, Inc. available to common stockholders	$(41)	$(33)	$(66)	$(105)	$(245)	$(116)	$18	$(114)	$(212)

Income (loss) from continuing operations - diluted earnings per share	$(0.21)	$(0.17)	$(0.33)	$(0.53)	$(1.23)	$(0.58)	$0.09	$(0.57)	$(1.06)

Pre-tax adjustments:
Impairment of producing properties and costs of acquired unproved reserves	$52	$65	$—	$108	$225	$—	$—	$19	$19
Accrual for litigation	$—	$—	$—	$—	$—	$—	$—	$7	$7
Unrealized MTM (gain) loss	$1	$(60)	$31	$(4)	$(32)	$103	$(98)	$13	$18

Total pre-tax adjustments	$53	$5	$31	$104	$193	$103	$(98)	$39	$44
Less tax effect for above items	$(19)	$(2)	$(12)	$(38)	$(71)	$(38)	$36	$(14)	$(16)
Impact of new Argentine capital tax law (1)	$—	$—	$—	$—	$—	$—	$—	$6	$6

Total adjustments, after-tax	$34	$3	$19	$66	$122	$65	$(62)	$31	$34

Adjusted income (loss) from continuing operations available to common stockholders	$(7)	$(30)	$(47)	$(39)	$(123)	$(51)	$(44)	$(83)	$(178)

Adjusted diluted earnings (loss) per common share	$(0.04)	$(0.15)	$(0.23)	$(0.20)	$(0.62)	$(0.25)	$(0.22)	$(0.41)	$(0.89)

Diluted weighted-average shares (millions)	198.1	198.9	199.1	199.2	198.8	199.9	203.8	200.7	200.3

(1)	This item is presented net of amounts attributable to noncontrolling interests.

WPX Energy, Inc.

Consolidated Statement of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	(Millions, except per share amounts)
Revenues:
Product revenues:
Natural gas sales	$252	$331	$835	$1,000
Oil and condensate sales	183	118	473	346
Natural gas liquid sales	57	65	169	236

Total product revenues	492	514	1,477	1,582
Gas management	176	186	642	710
Net gain (loss) on derivatives not designated as hedges	(15)	(22)	(31)	63
Other	5	(1)	16	7

Total revenues	658	677	2,104	2,362
Costs and expenses:
Lease and facility operating	82	68	230	202
Gathering, processing and transportation	106	124	324	379
Taxes other than income	36	23	107	78
Gas management, including charges for unutilized pipeline capacity	201	200	666	749
Exploration	21	22	60	60
Depreciation, depletion and amortization	241	243	699	719
Impairment of costs of acquired unproved reserves	19	—	19	117
General and administrative	68	67	214	206
Other - net	10	5	18	8

Total costs and expenses	784	752	2,337	2,518

Operating income (loss)	(126)	(75)	(233)	(156)
Interest expense	(28)	(25)	(82)	(77)
Interest capitalized	2	2	4	7
Investment income and other	4	7	20	25

Income (loss) from continuing operations before income taxes	(148)	(91)	(291)	(201)
Provision (benefit) for income taxes	(32)	(28)	(84)	(71)

Income (loss) from continuing operations	(116)	(63)	(207)	(130)
Income (loss) from discontinued operations	—	2	—	23

Net income (loss)	(116)	(61)	(207)	(107)
Less: Net income (loss) attributable to noncontrolling interests	(2)	3	5	10

Net income (loss) attributable to WPX Energy	$(114)	$(64)	$(212)	$(117)

Amounts attributable to WPX Energy, Inc.:
Basic and diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.57)	$(0.33)	$(1.06)	$(0.70)
Income (loss) from discontinued operations	—	0.01	—	0.11

Net income (loss)	$(0.57)	$(0.32)	$(1.06)	$(0.59)

Weighted-average shares (millions)	200.7	199.1	200.3	198.7

WPX Energy, Inc.

Consolidated Balance Sheet

(Unaudited)

	September 30, 2013	December 31, 2012
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$108	$153
Accounts receivable, net of allowance of $8 at September 30, 2013 and $ 11 at December 31, 2012	390	443
Deferred income taxes	33	17
Derivative assets	44	58
Inventories	74	66
Other	45	35

Total current assets	694	772
Investments	161	145
Properties and equipment (successful efforts method of accounting)	14,115	13,339
Less: Accumulated depreciation, depletion and amortization	(5,580)	(4,923)

Properties and equipment, net	8,535	8,416
Derivative assets	13	2
Other noncurrent assets	120	121

Total assets	$9,523	$9,456

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$518	$509
Accrued and other current liabilities	180	203
Deferred income taxes	—	—
Derivative liabilities	28	14

Total current liabilities	726	726
Deferred income taxes	1,348	1,401
Long-term debt	1,776	1,508
Derivative liabilities	7	1
Asset retirement obligations	355	316
Other noncurrent liabilities	126	133

Equity:
Stockholders’ equity:
Preferred Stock (100 million shares authorized at $0.01 par value; no shares issued)	—	—
Common Stock (2 billion shares authorized at $0.01 par value; 200.7 million shares issued at September 30, 2013 and 199.3 million shares issued at December 31, 2012)	2	2
Additional paid-in-capital	5,508	5,487
Accumulated deficit	(435)	(223)
Accumulated other comprehensive income (loss)	(1)	2

Total stockholders’ equity	5,074	5,268
Noncontrolling interests in consolidated subsidiaries	111	103

Total equity	5,185	5,371

Total liabilities and equity	$9,523	$9,456

WPX Energy, Inc.

Consolidated Statement of Cash Flows

(Unaudited)

	Nine months ended September 30,
	2013	2012
	(Millions)
Operating Activities
Net income (loss)	$(207)	$(107)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	699	727
Deferred income tax provision (benefit)	(67)	(90)
Provision for impairment of properties and equipment (including certain exploration expenses)	64	160
Amortization of stock-based awards	24	22
Gain on sale of assets	(5)	(42)
Cash provided (used) by operating assets and liabilities:
Accounts receivable	55	128
Inventories	(5)	2
Margin deposits and customer margin deposits payable	(2)	(5)
Other current assets	(11)	9
Accounts payable	(5)	(142)
Accrued and other current liabilities	(32)	(20)
Changes in current and noncurrent derivative assets and liabilities	18	(28)
Other, including changes in other noncurrent assets and liabilities	(8)	(25)

Net cash provided by operating activities	518	589

Investing Activities
Capital expenditures (a)	(843)	(1,165)
Proceeds from sale of assets	10	310
Purchases of investments	(3)	(2)
Other	—	3

Net cash used in investing activities	(836)	(854)

Financing Activities
Proceeds from common stock	4	2
Proceeds from long-term debt	—	6
Borrowings on credit facility	605	—
Payments on credit facility	(335)	—
Other	(1)	(29)

Net cash provided by (used in) financing activities	273	(21)

Net increase (decrease) in cash and cash equivalents	(45)	(286)
Cash and cash equivalents at beginning of period	153	526

Cash and cash equivalents at end of period	$108	$240

(a) Increase to properties and equipment	$(864)	$(1,073)
Changes in related accounts payable	21	(92)

Capital expenditures	$(843)	$(1,165)